                                                Filed pursuant to Rule 424(b)(1)
                                                Registration No. 333-32016


PROSPECTUS



                                 MARCH 17, 2000


                                 739,157 SHARES


                       VALUE CITY DEPARTMENT STORES, INC.
                              3241 WESTERVILLE ROAD
                              COLUMBUS, OHIO 43224
                                 (614) 471-4722


                                  COMMON STOCK

                                   ----------

     This prospectus relates to the sale of 739,157 shares of our common stock owned by several of our shareholders which we are registering on their behalf. These shareholders or their transferees may sell the shares through agents, broker-dealers or underwriters, and on terms determined at the time of sale. To the extent required, we will provide you with a supplement to this prospectus with specific information regarding:

o        the shares to be sold;

o        the public offering price; and

o the names of any agent, broker-dealer, or underwriter through which these shares are sold, and any applicable commission or discount.

     The shareholders selling shares under this registration statement reserve the sole right to accept or reject, in whole or in part, any proposed sale of the shares.

     We will not receive any proceeds from the sale of shares under this registration statement. All proceeds will go directly to the selling shareholders.

                                   ----------


Our common stock is listed on the New York Stock Exchange under the symbol "VCD" on March 16, 2000, the closing price per share of our common stock on the New York Stock Exchange was $13.94.



NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY STATE SECURITIES COMMISSION HAS APPROVED OR DISAPPROVED OF THESE SECURITIES OR PASSED UPON THE ADEQUACY OR ACCURACY OF THIS PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.



                 The date of this prospectus is March 17, 2000.

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                                TABLE OF CONTENTS



         Available Information.................................   3

         Incorporation by Reference............................   3

         The Company...........................................   4

         Use of Proceeds.......................................   4

         Selling Shareholders..................................   4

         Plan of Distribution..................................   5

         Experts...............................................   6

         Legal Opinion.........................................   6



     Unless otherwise specified, the information in this prospectus is set forth as of March 17, 2000, and we anticipate that changes will occur in our affairs after such date. We have not authorized any person to give any information or to make any representations, other than as contained in this prospectus, in connection with the offer contained in this prospectus. If any person gives you any information or makes representations in connection with this offer, do not rely on it as information that we have authorized. This prospectus is not an offer to sell our common stock in any state or other jurisdiction to any person to whom it is unlawful to make such an offer.


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                              AVAILABLE INFORMATION

     We must comply with the informational requirements of the Securities Exchange Act of 1934 and its rules and regulations. Under the Exchange Act, we must file reports, proxy statements, and other information with the Securities and Exchange Commission. Copies of these reports, proxy statements, and other information can be inspected and copied at:

     Public Reference Room
     Securities and Exchange Commission
     450 Fifth Street, N.W.
     Washington, D.C. 20549

or at the public reference facilities of the regional offices of the Commission at:

     500 West Madison Street
     Suite 1400
     Chicago, Illinois 60661-2511
or at:
     7 World Trade Center
     Suite 1300
     New York, New York 10048-1102

     You may obtain information on the operation of the Public Conference Room by calling the Commission at 1-800-SEC-0330. You may also obtain copies of our materials by mail at prescribed rates from:

     Public Reference Section
     Securities and Exchange Commission
     450 Fifth Street, N.W.
     Washington, D.C. 20549-0004

     Finally, you may obtain these materials electronically by accessing the Commission's home page on the Internet at:

     http://www.sec.gov.

     Our common stock is listed on the New York Stock Exchange. Therefore, reports and other information concerning us should be available for inspection and copying at:

     The New York Stock Exchange
     20 Broad Street - 17th Floor
     New York, New York 10005

     Under the Securities Act of 1933, we have filed with the Commission a registration statement on Form S-3 regarding the shares offered by this prospectus. This prospectus does not contain all of the information contained in the Form S-3 registration statement, some portions of which we have omitted pursuant to Commission's rules and regulations.

     We will promptly provide you, without charge, a copy of any and all of the information that we have incorporated by reference in this prospectus upon your written or oral request to:

     Value City Department Stores, Inc.
     Attention:  Robert M. Wysinski
     3241 Westerville Road
     Columbus, Ohio 43224
     (614) 478-2242

     Statements contained in this prospectus, or in any document which we incorporate by reference in this prospectus, that deal with the provisions of any contract or other document are not necessarily complete. In each such instance we refer you to the copy of such contract or other document filed as an exhibit to the registration statement or other document. You may inspect and copy the registration statement and attached exhibits at:

     Securities and Exchange Commission
     450 Fifth Street, N.W.
     Washington D.C. 20549

     You may also access these materials electronically by means of the Commission's home page on the Internet at http://www.sec.gov.

                      INFORMATION INCORPORATED BY REFERENCE

     The Commission allows us to "incorporate by reference" the information we file with them, which means that we can disclose important information to you by referring you to other documents. The information we incorporate by reference is an important part of this prospectus, and later information that we file with the Commission automatically will update and supersede this information.

     We incorporate by reference into this prospectus the following documents and information filed with the Commission:

o Transition Report on Form 10-K405, filed April 30, 1999, for the transition period ended January 30, 1999;

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o    Quarterly Reports on Form 10-Q, for the quarter ended May 1, 1999, filed
     June 15, 1999, for the quarter ended July 31, 1999, filed September 13, 1999, and for the quarter ended October 30, 1999, filed December 14, 1999; and

o Current Reports on Form 8-K dated November 8, 1999, and November 19, 1999, relating to acquisition of Gramex Retail Stores, Inc.

o Current Report on Form 8-K dated February 2, 2000, relating to the acquisition of Filene's Basement Corp.

     In addition, we incorporate by reference the description of our common stock contained in our Form 8-A, filed with the Commission on April 29, 1991 under Section 12 of the Exchange Act, as updated in any amendment or report filed for such purpose.

     Finally, we incorporate by reference any future filings that we make with the Commission under Sections 13(a), 13(c), 14, or 15(d) of the Exchange Act after the date of this prospectus and before the filing of a post-effective amendment (which indicates that all securities offered have been sold or which deregisters all securities then remaining unsold). Such documents are a part of this prospectus from the date of its filing.

                                   THE COMPANY

     We currently operate a chain of 105 department stores located in Ohio, Pennsylvania and 14 other midwestern, eastern, and southern states, principally under the name "Value City," as well as 58 DSW shoe stores located throughout the United States. For over 80 years, our strategy has been to provide exceptional value by offering a broad selection of brand name merchandise at prices substantially below conventional retail prices.

     The department stores carry men's, women's and children's apparel, housewares, giftware, home furnishings, toys, sporting goods, jewelry, shoes and health and beauty care, with apparel comprising over 60% of total sales. The Value City stores average 87,000 square feet, which allow them to offer over 100,000 different items of merchandise similar to the items found in traditional department, specialty and discount stores.

     Our DSW stores offer a similar concept of off-price, brand name shoes. These stores average 22,000 square feet with 20,000 to 55,000 pairs of women's and men's designer brand shoes and athletic footwear per store.

     Our pricing strategy is supported by our ability to purchase large quantities of goods in a variety of special buying opportunities. For many years, we have also had a reputation in the marketplace as a leading purchaser of buy-outs and manufacturers' closeouts.

                                 USE OF PROCEEDS

     The proceeds from the sale of the shares offered by this prospectus are solely for the shareholder who currently owns and is selling the shares. We will not receive any of the proceeds from the sale of these shares.

                              SELLING SHAREHOLDERS

     The following table contains information regarding the beneficial ownership of the selling shareholders as of March 15, 2000.

----------------- -------------- ------------ -------------
                  Shares owned     Shares        Shares
                   before the       being     owned after
                    offering       offered    the offering
----------------- -------------- ------------ -------------
     Gramex
  Corporation        255,949       255,949         0
----------------- -------------- ------------ -------------
    Filene's
 Basement Corp.      403,208       403,208         0
----------------- -------------- ------------ -------------
     El An
   Foundation         80,000        80,000         0
----------------- -------------- ------------ -------------

     Gramex Corporation, a Missouri corporation, acquired its shares from us in a privately negotiated transaction in which we acquired all of their shares of Gramex Retail Stores, Inc., a Delaware corporation operating 15 discount department stores in the St. Louis area, for 255,949 shares of our common stock and additional consideration. The terms of the acquisition were governed by a Stock Purchase Agreement, dated November 8, 1999. We completed the acquisition on November 19, 1999.

     As part of the acquisition, we entered into a registration rights agreement with Gramex Corporation. This agreement requires that we register the shares of our common stock Gramex Corporation received in the acquisition.

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     Gramex Corporation is not affiliated with us and its only connection with us is its ownership of the shares acquired in the acquisition and being offered for sale. After Gramex Corporation sells the shares of common stock covered by this prospectus, it will not own any shares of our common stock.

     Filene's Basement Corp., a Massachusetts corporation, acquired its shares from us pursuant to a privately negotiated transaction in which we acquired substantially all of the assets of Filene's Basement Corp. and Filene's Basement, Inc., a wholly owned subsidiary of Filene's Basement Corp., which collectively operate fourteen retails stores under the name "Filene's Basement" and eight retail stores under the name "Aisle 3", for [458,051] shares of our common stock and additional consideration. The terms of the acquisition were governed by an Asset Purchase Agreement dated February 2, 2000. We completed the acquisition on March [15], 2000.

     Filene's Basement Corp. is a debtor and debtor in possession under chapter 11 of the Bankruptcy Code, and therefore the acquisition was subject to Bankruptcy Court Approval which was obtained on March 2, 2000.

     Filene's Basement Corp. is not affiliated with us and its only connection with us is its ownership of the shares acquired in the acquisition and being offered for sale. After Filene's Basement Corp. sells the shares of common stock covered by this prospectus, it will not own any shares of our common stock.

     El An Foundation, a private charitable foundation, will acquire its shares of our common stock from us as a charitable contribution from us on the effective date of this registration statement. This registration covers sales of our shares by El An Foundation and/or its transferees.

     Jay Schottenstein, our Chairman and CEO, and Saul Schottenstein, our Vice Chairman, and members of their families are the trustees and officers of El An Foundation. After El An Foundation sells the shares of common stock covered by this prospectus, it will not own any shares of our common stock.

                              PLAN OF DISTRIBUTION

     The shares covered by this prospectus may be offered and sold from time to time by the selling shareholders or by their pledgees, donees, transferees, and other successors in interest. The selling shareholders will act independently of us in making decisions with respect to the timing, manner, and size of each sale. To our knowledge, the selling shareholders have not entered into any agreement, arrangement, or understanding with any particular broker or market maker that will participate in the offering.

     The selling shareholders may sell shares in any of the following transactions:

o        through broker-dealers;

o        through agents; or

o        directly to one or more purchasers.

     From time to time, the selling shareholders may sell their shares in one or more transactions in the over-the-counter market, on the New York Stock Exchange, or in privately negotiated transactions at market prices prevailing at the time of sale, at prices related to such prevailing market prices, or at negotiated prices. In addition, any shares covered by this prospectus which qualify for sale under Rule 144 of the Securities Act may be sold under Rule 144 rather than under this prospectus.

     Regarding the distribution of the shares or otherwise, the selling shareholders may do the following:

o Enter into hedging transactions with broker-dealers. In connection with such transactions, broker-dealers may engage in short sales of the shares registered under this prospectus in the course of hedging the positions they assume with the selling shareholder.

o Sell shares short and redeliver the shares to close out such short positions.

o Enter into option or other transactions with broker-dealers which require the selling shareholder to deliver the shares registered by this registration statement to the broker-dealer, so that the broker-dealer may resell or otherwise transfer the shares under this prospectus.

o Loan or pledge the shares registered under this registration statement to a broker-dealer, who in turn may: (1) sell the shares so loaned; or (2) upon a default, sell the shares so pledged, under this prospectus.

     When the selling shareholders offer their shares, to the extent required, we will provide you with a prospectus supplement detailing:

o    the aggregate number of shares being offered;

o the terms of the offering, including the name or names of any underwriters, broker-dealers, or agents;

o any commissions, discounts, or concessions and other items constituting compensation from the selling shareholder; and

o any commissions, discounts, or concessions allowed or repaid to broker-dealers.

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                                     EXPERTS

     The financial statements as of January 30, 1999 and August 1, 1998 and August 2, 1997 and for the Transition Period from August 2, 1998 through January 30, 1999 and the years ended August 1, 1998 and August 2, 1997 and the related financial statement schedules incorporated in this prospectus and registration statement by reference from the Company's Transition Report on Form 10-K405 for the transition period ended January 30, 1999 have been audited by Deloitte & Touche LLP, independent auditors, as stated in their report, which is incorporated herein by reference, and have been so incorporated in reliance upon the report of such firm given upon their authority as experts in accounting and auditing.

     PricewaterhouseCoopers LLP, independent accountants, have audited the financial statements that we have incorporated by reference in this prospectus and registration statement from our Annual Report on Form 10-K for the year ended August 3, 1996. PricewaterhouseCoopers LLP have audited these statements as detailed in their reports, which we also have incorporated by reference in this prospectus and registration statement. We have relied on this report based on PricewaterhouseCoopers LLP's authority as experts in accounting and auditing.

                                  LEGAL OPINION

     Porter, Wright, Morris & Arthur LLP (Columbus, Ohio) has passed upon the validity of the shares of common stock offered by this prospectus.

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